Exhibit 99.1

OmniLit Acquisition Corp. (Nasdaq: OLIT) Fills Board Vacancies with Seasoned Executive Team

Board to include executives with operations, corporate governance, and De-SPAC process experience

Miami Beach, FL, April 10, 2023 - OmniLit Acquisition Corp. (“OLIT”), a publicly traded optics and photonics focused special purpose acquisition company, has added an experienced executive team to fill vacancies on its Board of Directors.

OLIT completed its Initial Public Offering (“IPO”) on November 12, 2021. Since its IPO, OLIT’s management team reviewed several companies, evaluated seven companies under issued Letters of Intent for business combination. Companies assessed had technologies including laser welding, photonics chip manufacturing, materials for displays, lenses for smart phone and vision systems, quantum communication, and advanced manufacturing of mission critical components and systems.

On December 21, 2022, OLIT held a special stockholder meeting where the stockholders approved an amendment to OLIT’s Amended and Restated Certificate of Incorporation extending the date by which OLIT has to consummate a business transaction from February 12, 2023 to November 12, 2023.

The new independent directors joining the OmniLit Board are Mr. Wally Bishop, Mr. Brent Rosenthal, and Mr. Albert Manzone.

OLIT narrowed its focus to evaluating a leading contender for a business combination agreement. The leading contender is a well-established company and cash flow positive. This target is an affiliate of the Sponsor and OLIT is following the process outlined in OLIT’s IPO prospectus for such opportunities.

The newly added independent directors bring regulatory compliance, corporate governance, public and private market financing experience, expertise in M&A, and post-close operational integration experience to OLIT. “Given the extensive public market experience each new independent director brings to the Board, their input will provide invaluable insight through the next steps in our process,” says Robert Nelson II, OLIT CFO. Mr. Nelson continued that “the current regulatory environment places high value on strong due diligence and thorough disclosure, processes that are aligned with OLIT’s management team and Board.”

Mr. Bishop began his career as an audit manager at KPMG in 1985. He held the positions of Chief Administrative Officer for Barclay’s Bank (NYSE: BSC) from 1995-1997. He joined Deutsche Bank (NYSE: DB) in 1997 retiring as Chief Operating Officer of Deutsche Bank’s US Bank in 2019. Mr. Bishop served as a senior advisor to the SPAC Thunder Bridge Capital Acquisition II, which merged with indie Semiconductor in 2021 (NASDAQ: INDI). As Chair of the Audit Committee, Mr. Bishop will provide the independent oversight of the financial statements and adequacy and effectiveness of the accounting systems and internal controls, ensuring the qualifications, independence, and performance of the independent auditors. Mr. Bishop received his BBA from Baruch College and an MBA from St. John’s University.

Mr. Rosenthal brings decades of expertise in M&A and financings in public and private markets for equity and debt in the communications end-markets. Mr. Rosenthal started his career as an auditor at Deloitte in 1993. As a partner in affiliates of W.R. Huff Asset Management from 2002-2016, he served as an adviser and observer of the board of directors of Virgin Media (NASDAQ: VMED) and as a consultant to the company, providing operations improvement services, financial analysis, and recommendations. From 2007 through 2010, he served as an advisor to the executive management of Time Warner Cable (NASDAQ: TWC). In addition, Mr. Rosenthal worked on financing the bank debt and sub-debt for Nielsen (NYSE: NLSN) in a public-to-private market transaction and supported the venture capital investment behind American Idol (NASDAQ: CKXE) and certain IP rights. Mr. Rosenthal served on the Board of Directors of Rentrak (NASDAQ: RENT) from 2008 to 2016 including as non-executive Chairman of the board from 2011 through 2016. Most recently, Mr. Rosenthal has been focused on small and micro-cap equities, especially in communications end-markets that is seeing increasing use of optics and photonics, OLIT’s focus. Mr. Rosenthal earned his B.S. from Lehigh University and an MBA at Cornell University.

Mr. Manzone brings decades of expertise in strategic vision, operational excellence, M&A, talent development, and compensation planning. Mr. Manzone was at McKinsey and Company from 1993-1997, followed by PepsiCo (NASDAQ:PEP) for over a decade, working on many critical initiatives in the global operations including the acquisition and post-close operations integration of Tropicana, Quaker, and Tropicana. Mr. Manzone has held numerous executive leadership roles including President, Europe at Oettinger Davidoff AG; President Consumer Health, Southeast Europe, at Novartis (NYSE: NVS); President, Europe at Wm. Wrigley Jr. Company; and CEO of Whole Earth Brands (NASDAQ: FREE) leading a successful turnaround and doubling in size. Mr. Manzone serves as Director and Member of the Talent & Compensation Committee on the Perrigo (NYSE: PRGO) Board; Member of the Board of Trustees of Northwestern University; President of the Board of the Northwestern Alumni Association; and Director of the Price Albert II of Monaco Foundation for the Environment. He holds a Master of Business Administration from the Kellogg Graduate School of Management at Northwestern University, and a graduate degree in international business from the Sorbonne University.

“These new directors have previously successfully lead transitions from private company to public markets, while heading critical audit and compensation committees in the process. The OLIT management team is excited to work with and learn from the new independent directors,” said Skylar Jacobs, OLIT COO.

About OmniLit Acquisition Corp.

OmniLit Acquisition Corp. (OLIT) is a blank check company concentrated on identifying high quality businesses with optics and photonics capabilities for a business combination.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to OLIT’s search for an initial business combination and OLIT’s ability to enter into a business combination agreement with a counterparty. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of OLIT, including those set forth in the Risk Factors section of OLIT’s registration statement and prospectus for the IPO filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. OLIT undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Skylar M. Jacobs

Chief Operating Officer

info@omnilitac.com

www.omnilitac.com

SOURCE: OmniLit Acquisition Corp.